Exhibit 4.3(e)

APPOINTMENT OF

SUCCESSOR ADMINISTRATORS

SOUTHWEST COMMUNITY STATUTORY TRUST I

This Appointment of Successor Administrators (this “Appointment”), is dated as of June 9, 2006 and is pursuant to Section 4.3(d) of the Amended and Restated Declaration of Trust between Southwest Community Bancorp, as Sponsor, U.S. Bank National Association as Institutional Trustee and the Administrators named therein, dated as of April 22, 2003 (the “Amended and Restated Trust Agreement”). Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed thereto in the Amended and Restated Trust Agreement.

WHEREAS, Frank J. Mercardante, James L. Lemery and Paul M. Weil, as Administrators of Southwest Community Statutory Trust I under the Amended and Restated Trust Agreement, are to be removed as Administrators by Placer Sierra Bancshares in its capacity as the Holder of Common Securities (the “Common Securityholder”) pursuant to Section 4.3(d) of the Amended and Restated Trust Agreement;

WHEREAS, the Common Securityholder wishes to appoint successor Administrators pursuant to Section 4.3(d) of the Amended and Restated Trust Agreement; and

WHEREAS, David E. Hooston, James Sundquist and Angelee J. Harris, each a natural person over the age of 21, and the persons whom the Common Securityholder wishes to appoint as successor Administrators, wish to accept such appointment pursuant to Section 4.3 of the Amended and Restated Trust Agreement.

1. Frank J. Mercardante, James L. Lemery and Paul M. Weil, Administrators under the Amended and Restated Trust Agreement, are hereby removed as Administrators pursuant to Section 4.3(d) of the Amended and Restated Trust Agreement by the Common Securityholder.

2. The Common Securityholder hereby appoints David E. Hooston, James Sundquist and Angelee J. Harris as successor Administrators. This Appointment, when executed and acknowledged by James Sundquist, Angelee J. Harris and David E. Hooston, the successor Administrators, and delivered to Southwest Community Statutory Trust I and the removed Administrators Frank J. Mercardante, James L. Lemery and Paul M. Weil, shall constitute the instrument accepting such appointment pursuant to Section 4.3(d) of the Amended and Restated Trust Agreement.

3. David E. Hooston, James Sundquist and Angelee J. Harris each hereby accept the appointment under the Amended and Restated Trust Agreement as successor Administrator, and accepts the rights, powers, trusts and duties of an Administrator with respect to the Capital Securities and the Trust, as if he/she were an original signatory in the capacity as Administrator (and not in an individual capacity) to the Amended and Restated Trust Agreement. This Appointment is executed and delivered by the retiring Administrators, the successor Administrators and the Common Securityholder pursuant to Section 4.3(d) of the Amended and Restated Trust Agreement.

GENERAL PROVISIONS

All provisions of the Amended and Restated Trust Agreement shall remain unaffected by the foregoing amendment and shall remain in full force and effect.

This Appointment shall become a legally effective and binding instrument as of the date hereof.

This Appointment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Appointment as of the day and year first above written.

PLACER SIERRA BANCSHARES

By:	/s/ Ronald W. Bachli
Name:	Ronald W. Bachli
Title:	Chairman and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, AS INSTITUTIONAL TRUSTEE

By:	/s/ Paul D. Allen
Name:	Paul D. Allen
Title:	Vice President

/s/ David E. Hooston
David E. Hooston, as successor Administrator

/s/ Jame Sundquist
James Sundquist, as successor Administrator

/s/ Angelee J. Harris
Angelee J. Harris, as successor Administrator

/s/ Frank J. Mercardante
Frank J. Mercardante, as removed Administrator

/s/ Jame L. Lemery
James L. Lemery, as removed Administrator

/s/ Paul M. Weil
Paul M. Weil, as removed Administrator

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